Exhibit 99.1

Date:	November 4, 2008
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate
CAMBREX REPORTS THIRD QUARTER 2008 RESULTS
          East Rutherford, NJ – November 4, 2008 – Cambrex Corporation (NYSE: CBM) reports third quarter 2008 results for the period ended September 30, 2008.
•	Sales increased 3.2% (-1.7% excluding foreign currency) compared to third quarter 2007.

•	Adjusted EBITDA for the quarter was up $1.7 million to $11.4 million versus $9.7 million last year.

•	Debt, net of cash was $92.0 million at the end of third quarter 2008. Excluding the impact of foreign exchange, debt, net of cash decreased $2.6 million during the third quarter.
Basis of Reporting
          As previously reported, Cambrex sold its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $463.9 million in February 2007. Discontinued Operations in the 2007 financial statements include the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale.
          The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release. Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.
Third Quarter 2008 Operating Results – Continuing Operations
          Third quarter 2008 sales of $56.5 million were 3.2% higher than the third quarter 2007 and 1.7% lower excluding the effect of foreign currency. Comparing the current quarter to the same quarter last year, excluding the currency impact, custom development revenues declined due to weaker demand and customer and manufacturing delays in certain projects, and lower shipments of products based on the Company’s proprietary technologies due to timing of order patterns. Certain active pharmaceutical ingredients (“APIs”) experienced price declines compared to the same quarter last year, with the largest impact resulting from the 2007 renegotiation of a long-term contract to manufacture the Company’s largest API. Volumes associated with feed additives were lower due largely to the Company’s late 2007
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

decision to exit this business. These declines were partially offset by higher sales of generic APIs, particularly certain controlled substances.
          Third quarter 2008 Gross Margin decreased to 28.7% of sales from 33.8% during the third quarter 2007, with foreign currency favorably impacting gross margin by 2.9%. Unfavorable product mix, lower pricing on the Company’s largest API, higher raw material costs, and higher costs associated with the validation of the new API finishing facility at the Milan, Italy site, were the main drivers of the lower margins.
          Operating Profit increased to $4.5 million in the third quarter 2008 from $3.5 million in the third quarter 2007. Adjusted Operating Profit was $5.7 million, or 10.1% of sales, compared to $4.8 million, or 8.8% of sales for the third quarter last year. Adjusted EBITDA increased to $11.4 million, or 20.2% of sales, compared to $9.7 million, or 17.8% of sales last year. The increases in both Adjusted Operating Profit and Adjusted EBITDA were driven primarily by lower corporate headquarters expenses, lower Selling, General and Administrative (“SG&A”) expenses, and lower research and development expenses, partially offset by the lower gross profits described above and the negative impact of foreign currency on operating expenses.
          Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with the increases in Operating Profit and Adjusted EBITDA for the quarter. While general business conditions have impacted the number and timing of new custom development projects, especially those in the early clinical stages of development, the Company has a strong pipeline of late-stage Phase III projects. In addition, we continue to see solid growth in our controlled substances products. Softer market conditions, along with the previously reported impact of a customer recall, have resulted in lower than expected year-to-date results and ultimately a moderate downward revision in our full year earnings guidance.
          “We are nearing completion of our new mid-scale API manufacturing facility at our Swedish operation, which is expected to be on line in early 2009, and production has started in a portion of our state of the art API finishing facility in Milan, Italy, with the remainder in the later stages of validation. Along with our new high potency development center in Iowa, the completion of these projects cap a three year period of higher than normal capital investments and position us well for future growth.
          “We were pleased with the positive cash generation in the third quarter net of the impact of foreign exchange. We will continue to aggressively cut costs and focus on increasing cash flow in 2009 and beyond.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

          “We have nearly three and a half years remaining on our $200 million revolving credit facility and believe that cash flows from operations, along with funds available from this facility, will provide more than enough capital to execute our plan over the next few years of aggressively growing sales of products based on our proprietary drug delivery and tastemasking technologies, controlled substances, new generic APIs, and the transition of late stage clinical projects to long term supply agreements.”
Third Quarter 2008 Operating, Interest and Tax Expenses – Continuing Operations
          SG&A Expenses in the third quarter 2008 were $8.8 million compared to $10.7 million in the same period last year. The decrease is a result of corporate headquarters restructuring activities and expense reductions within the Company’s manufacturing facilities, partially offset by the negative impact of foreign currency.
          Research and Development (“R&D”) Expenses for the third quarter 2008 were $1.8 million compared to $3.1 million in the third quarter 2007. The decrease is primarily due to the Company’s decision in 2007 to consolidate its New Jersey technical center into the Company’s Iowa facility in order to create increased operating efficiencies. Cambrex also utilized certain R&D personnel on custom development projects resulting in these costs being classified as Cost of Goods Sold.
          Strategic Alternative and Restructuring Costs totaling $1.2 million in the third quarter 2008 include $0.3 million of costs related to the consolidation of operations at the New Jersey technical center into the Iowa facility, and $0.9 million of expense related to severance, change-in-control liabilities, and the ongoing project to streamline the Company’s legal entity structure in order to lower operating costs and increase tax efficiency.
          Net Interest Expense in the third quarter 2008 was $1.0 million compared to $1.1 million in the third quarter 2007. The Company capitalized interest of $0.5 million on long-term projects in the third quarter of 2008.
          The effective tax rate for the third quarter 2008 was 9.8% and the Provision for Income Taxes totaled $0.3 million. Favorable resolution of certain tax issues resulted in a benefit to tax expenses of $1.5 million during the third quarter 2008. The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for U.S. GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Third Quarter 2008 Capital Expenditures and Depreciation
          Capital expenditures and depreciation for the third quarter 2008 were $5.0 million and $5.7 million compared to $10.2 million and $4.9 million in the third quarter 2007, respectively. The decrease in capital spending is largely due to spending on an API purification facility at the Milan facility in the third quarter of 2007 for which the majority of spending has since been completed.
Guidance
          The Company expects that sales, net of the impact of foreign currency, will decline between 3% and 5% in 2008 compared to 2007. Adjusted EBITDA for 2008 is now expected to be between $50 and $53 million.
          Restructuring and Strategic Alternatives Costs are expected to be approximately $3.8 million, which includes higher-than expected costs related to the legal entity restructuring completed during the third quarter of 2008 and charges expected during the fourth quarter of 2008 related to additional cost reductions at the Company’s corporate headquarters (expected to reduce future administrative expenses by approximately $0.5 million annually). The legal entity restructuring will reduce annual administrative expenses by approximately $0.3 million and will reduce income tax expense in 2008 by approximately $1.0 million. The Company continues to experience delays in sub-leasing the recently closed New Jersey technical center.
          For 2008, capital expenditures are expected to be approximately $32 to $34 million and depreciation is expected to be $21 to $22 million.
Other Matter
          The Company previously reported that one of the Company’s customers recalled a product in the U.S. in March of 2008, and that this would result in a reduction of approximately $6.0 million in revenue compared to original 2008 guidance. The Company continues to expect this level of reduction and the impact of this expectation is included in the full year 2008 guidance discussed above.
          The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the third quarter 2008 Form 10-Q is filed with the SEC.
Conference Call and Webcast
          The Conference Call to discuss third quarter 2008 earnings will begin at 8:30 a.m. Eastern Time on Wednesday, November 5, 2008 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 68710081 and call approximately 10 minutes prior to start time. A webcast is available from the
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call. A telephone replay of the conference call will be available through Wednesday, November 12, 2008 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 68710081 to access the replay.
Forward Looking Statements
          This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and the accuracy of the Company’s current estimates with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for the Company to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
          For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2007 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the U.S. Securities and Exchange Commission, including Current Reports on Form 8-K. The Company undertakes no obligation
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
About Cambrex
          Cambrex provides products and services to accelerate the development and commercialization of small molecule APIs, advanced intermediates and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit http://www.cambrex.com.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended September 30, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales
Gross Sales	$56,508	100.0%	$54,742	100.0%
Allowances and Rebates	193	0.3%	227	0.4%

Net Sales	56,315	99.7%	54,515	99.6%

Other Revenues	1,977	3.5%	99	0.2%

Net Revenues	58,292	103.2%	54,614	99.8%
Cost of Goods Sold	42,057	74.5%	36,093	66.0%

Gross Profit	16,235	28.7%	18,521	33.8%

Operating Expenses
Selling, General and Administrative Expenses	8,767	15.5%	10,669	19.5%
Research and Development Expenses	1,772	3.1%	3,062	5.6%
Restructuring Expenses	321	0.6%	451	0.8%
Strategic Alternative Costs	833	1.5%	866	1.6%

Total Operating Expenses	11,693	20.7%	15,048	27.5%

Operating Profit	4,542	8.0%	3,473	6.3%

Other Expenses:
Interest Expense, net	956	1.7%	1,069	1.9%
Other Expense, net	485	0.8%	548	1.0%

Income Before Income Taxes	3,101	5.5%	1,856	3.4%

Provision for Income Taxes	304	0.6%	4,592	8.4%

Income/(Loss) from Continuing Operations	$2,797	4.9%	$(2,736)	-5.0%

Income from Discontinued Operations, Net of Tax	—	0.0%	4,229	7.7%

Net Income	$2,797	4.9%	$1,493	2.7%

Basic Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.10		$(0.09)
Income from Discontinued Operations, Net of Tax	$—		$0.14

Net Income	$0.10		$0.05

Diluted Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.10		$(0.09)
Income from Discontinued Operations, Net of Tax	$—		$0.14

Net Income	$0.10		$0.05

Weighted Average Shares Outstanding
Basic	29,163		28,934
Diluted	29,178		28,934
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Nine Months Ended September 30, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales
Gross Sales	$184,440	100.0%	$182,820	100.0%
Allowances and Rebates	1,137	0.6%	1,001	0.5%

Net Sales	183,303	99.4%	181,819	99.5%

Other Revenues	1,792	1.0%	864	0.5%

Net Revenue	185,095	100.4%	182,683	100.0%

Cost of Sales	127,120	69.0%	115,829	63.4%

Gross Profit	57,975	31.4%	66,854	36.6%

Operating Expenses
Selling, General and Administrative Expenses	31,511	17.0%	36,572	20.1%
Research and Development Expenses	5,945	3.2%	8,623	4.7%
Restructuring Expenses	1,469	0.8%	4,034	2.2%
Strategic Alternative Costs	1,408	0.8%	28,560	15.6%

Total Operating Expenses	40,333	21.8%	77,789	42.6%

Operating Profit/(Loss)	17,642	9.6%	(10,935)	-6.0%

Other Expenses/(Income):
Interest Expense/(Income), net	2,302	1.3%	(1,341)	-0.7%
Other Expenses, net	459	0.2%	930	0.5%

Income/(Loss) Before Income Taxes	14,881	8.1%	(10,524)	-5.8%

Provision for Income Taxes	6,002	3.3%	4,200	2.3%

Income/(Loss) from Continuing Operations	$8,879	4.8%	$(14,724)	-8.1%

Income from Discontinued Operations, Net of Tax	—	0.0%	223,707	122.4%

Net Income	$8,879	4.8%	$208,983	114.3%

Basic Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.31		$(0.52)
Income from Discontinued Operations, Net of Tax	$—		$7.83

Net Income	$0.31		$7.31

Diluted Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.31		$(0.52)
Income from Discontinued Operations, Net of Tax	$—		$7.83

Net Income	$0.31		$7.31

Weighted Average Shares Outstanding
Basic	29,096		28,575
Diluted	29,101		28,575
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of Gross Sales, Gross Profit & Operating Profit
For the Quarters and Nine Months Ended September 30, 2008 and 2007
(in thousands)

	Third Quarter 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$56,508	$16,235	28.7%	$8,017	14.2%
Corporate Results	—	—		(2,286)

Adjusted Operating Profit				5,731	10.1%
Strat. Alt. & Restructuring Expenses				(1,154)
Equity Modification for Former Executive				(35)

As Reported	$56,508	$16,235	28.7%	$4,542	8.0%

	Third Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$54,742	$18,521	33.8%	$8,792	16.1%
Corporate Results	—	—		(4,002)

Adjusted Operating Profit				4,790	8.8%
Strat. Alt. & Restructuring Expenses				(1,317)

As Reported	$54,742	$18,521	33.8%	$3,473	6.3%

	Nine Months 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$184,440	$57,975	31.4%	$30,627	16.6%
Corporate Results	—	—		(9,476)

Adjusted Operating Profit				21,151	11.5%
Strat. Alt. & Restructuring Expenses				(2,877)
Equity Acceleration & Modification for Former Executive				(632)

As Reported	$184,440	$57,975	31.4%	$17,642	9.6%

	Nine Months 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$182,820	$66,854	36.6%	$37,783	20.7%
Corporate Results	—	—		(16,124)

Adjusted Operating Profit				21,659	11.8%
Strat. Alt. & Restructuring Expenses				(32,594)

As Reported	$182,820	$66,854	36.6%	$(10,935)	-6.0%

	Third Quarter 2008	Third Quarter 2007	Nine Months 2008	Nine Months 2007
Pre-Corporate Operating Profit Before Strat. Alt. & Restructuring Expenses	$8,017	$8,792	$30,627	$37,783
Corporate Results	(2,286)	(4,002)	(9,476)	(16,124)
Depreciation and Amortization	5,683	4,934	16,115	14,579

Adjusted EBITDA	$11,414	$9,724	$37,266	$36,238

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of September 30, 2008 and December 31, 2007
(in thousands)

	September 30,	December 31,
Assets	2008	2007
Cash and Cash Equivalents	$29,173	$38,488
Trade Receivables, net	26,775	45,003
Inventories, net	69,506	61,440
Prepaid Expenses and Other Current Assets	15,803	20,104

Total Current Assets	141,257	165,035

Property, Plant and Equipment, Net	166,001	165,657
Goodwill	35,565	35,552
Other Non-Current Assets	5,702	7,218

Total Assets	$348,525	$373,462

Liabilities and Stockholders’ Equity

Accounts Payable	$18,448	$26,185
Accrued Expenses and Other Current Liabilities	42,964	69,702

Total Current Liabilities	61,412	95,887

Long-term Debt	121,000	101,600
Deferred Tax Liabilities	18,269	19,086
Accrued Pension and Postretirement Benefits	28,151	32,104
Other Non-Current Liabilities	17,674	22,728

Total Liabilities	$246,506	$271,405

Stockholders’ Equity	$102,019	$102,057

Total Liabilities and Stockholders’ Equity	$348,525	$373,462

# # #
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com